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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF TROOP MEISINGER STEUBER & PASICH, LLP]


                                 June 19, 1996


  Veterinary Centers of America, Inc.
  3420 Ocean Park Boulevard, Suite 1000
  Santa Monica, CA 90405

  Ladies/Gentlemen:

       At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares").

       We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

       We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Proxy Statement -- Prospectus constituting a part thereof.


                            Respectfully submitted,



                            /s/ Troop Meisinger Steuber & Pasich, LLP

                            TROOP MEISINGER STEUBER & PASICH, LLP